Exhibit 99.1
Clearwater Analytics Announces Third Quarter 2024 Financial Results

Record Quarterly Revenue of $115.8 Million, Up 22% Year-Over-Year
Annualized Recurring Revenue of $456.9 Million, Up 26% Year-Over-Year
Net Income of $4.8 Million; Adjusted EBITDA of $38.3 Million, Up 34% Year-Over-Year
Gross Revenue Retention Rate of 99%; Net Revenue Retention Rate of 114%
Operating Cash Flows of $49.7 Million, Up 57% Year-Over-Year

BOISE, Idaho — November 6, 2024 — Clearwater Analytics Holdings, Inc. (NYSE: CWAN) (“Clearwater Analytics” or the “Company”), a leading worldwide provider of SaaS-based investment management, accounting, reporting, and analytics solutions, today announced its financial results for the quarter ended September 30, 2024.

“It’s very gratifying to see continued excellence in execution. Our results are truly outstanding – revenue growth, ARR growth, adjusted EBITDA, cash flow generation, GRR, and NRR were all very strong. And these results were achieved while continuing to make substantial investments in R&D, operations, and go-to-market for the short, medium, and long term,” said Sandeep Sahai, CEO of Clearwater Analytics. “Little has changed in our strategy. We continue to make meaningful investments in developing new products focused on both new logos and current clients. Our single instance, multi-tenant platform gives us a strong competitive advantage in developing generative AI applications that are capable of delivering innovative solutions to clients while increasing our operational efficiency. By capitalizing on these opportunities and remaining agile, we’re extending our long-term market differentiation and accelerating our journey towards building the world's leading investment management platform.”

Mr. Sahai added: “We are excited to have entered into an agreement to terminate the Company’s Tax Receivable Agreement. We believe this transaction, which is subject to approval by our unaffiliated shareholders, will generate significant savings, allow for better future use of Company cash flows and provide greater certainty to the Company’s shareholders about its future financial performance. We believe that it is advisable to pursue this transaction at this time while certain of the TRA parties hold significant equity stakes in Clearwater, which would mean that such TRA parties would benefit from any potential upside in the Company’s equity and be more inclined to agree to terms of the Amendment and the TRA Buyout that are more favorable to the Company than they otherwise would, which may not be the case in the future.”

Third Quarter 2024 Financial Results Summary
•Revenue: Total revenue for the third quarter of 2024 was $115.8 million, an increase of 22.4%, from $94.7 million in the third quarter of 2023.

•Gross Profit: Gross profit for the third quarter of 2024 increased to $84.5 million, which equates to a 72.9% GAAP gross margin, compared with gross profit of $67.7 million and GAAP gross margin of 71.5% in the third quarter of 2023. Non-GAAP gross profit for the third quarter of 2024 was $90.9 million, which equates to a 78.5% non-GAAP gross margin and an increase of 110 basis points over the third quarter of 2023.

•Net Income/(Loss): Net income for the third quarter of 2024 was $4.8 million, compared with net loss of $2.3 million in the third quarter of 2023.

•Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2024 was $38.3 million, an increase of 34.3%, from $28.6 million in the third quarter of 2023. Adjusted EBITDA margin for the third quarter of 2024 was 33.1%, an increase of 290 basis points over the third quarter of 2023.

•Cash Flows: Operating cash flows for the third quarter of 2024 were $49.7 million. Free cash flows for the third quarter of 2024 were $48.1 million, an increase of 55.6%, from $30.9 million in the third quarter of 2023. Cash flows improved as a result of generating positive net income as well as positive working capital changes in the third quarter of 2024 compared to the third quarter of 2023.

•Earnings Per Share and Non-GAAP Net Income Per Share attributable to Clearwater Analytics Holdings, Inc.: Earnings per basic share was $0.02, and earnings per diluted share was $0.02 in the third quarter of 2024. Non-GAAP net income per basic share was $0.14, and non-GAAP net income per diluted share was $0.12 in the third quarter of 2024.

•Cash, cash equivalents, and investments were $336.7 million as of September 30, 2024. Total debt, net of debt issuance cost, was $46.6 million as of September 30, 2024.

Third Quarter 2024 Key Metrics Summary

•Annualized Recurring Revenue: As of September 30, 2024, annualized recurring revenue (“ARR”) reached $456.9 million, an increase of 26.1% from $362.4 million as of September 30, 2023.

ARR is calculated at the end of a period by dividing the recurring revenue in the last month of such period by the number of days in the month and multiplying by 365.

•Gross Revenue Retention Rate: As of September 30, 2024, the gross revenue retention rate was 99%, compared to 98% as of September 30, 2023.

Gross revenue retention rate represents annual contract value (“ACV”) at the beginning of the 12-month period ended on the reporting date less client attrition over the prior 12-month period, divided by ACV at the beginning of the 12-month period, expressed as a percentage. ACV is comprised of annualized recurring revenue plus contracted-not-billed revenue, which represents the estimated annual contracted revenue for new and existing client opportunities prior to revenue recognition.

•Net Revenue Retention Rate: As of September 30, 2024, the net revenue retention rate was 114%, compared to 110% as of June 30, 2024 and to 108% as of September 30, 2023.

Net revenue retention rate is the percentage of recurring revenue from clients on the platform for 12 months and includes changes from the addition, removal, or value of assets on our platform, contractual changes that have an impact to annualized recurring revenues and lost revenue from client attrition.
Recent Business Highlights

•The Company today announces that it has entered into an agreement to terminate its Tax Receivable Agreement (the “TRA”) in return for one-time settlement payments totaling $72.5 million. These settlement payments will resolve all accrued and potential liabilities related to the TRA, including $28.8 million in TRA liabilities reported on the Company’s balance sheet as of September 30, 2024. The Company’s management believes the termination of the TRA will generate savings of approximately 29% ($29 million) of estimated aggregate TRA payments that would otherwise be payable under the TRA over the next five years and approximately 88% ($542 million) of the Company’s estimated total possible TRA liability of $614 million. The Company will file today a preliminary proxy statement asking for unaffiliated shareholders to approve the transaction. The Company will only terminate the agreement if a majority of its unaffiliated shareholders—a group that excludes all parties to the TRA, all TRA bonus holders, all executive officers and those of our directors who are affiliated with the TRA Participants—vote to approve the termination. The amendment to the TRA was approved by a Special Committee of the Board consisting solely of independent and disinterested members of the Board. The Special Committee was advised by Moelis & Company LLC, as financial advisor, and Goodwin Procter LLP, as legal counsel. Please refer to the preliminary proxy statement for additional information.

•Clearwater Analytics hosted its annual Clearwater Connect conference from September 17-18 at the Boise Centre, where over 600 customers gathered to explore the Company’s latest innovations. The event featured the launch of Clearwater Insights, a powerful benchmarking tool for CFOs and treasury teams to analyze daily investment portfolios and optimize returns by comparing performance with peer groups like the 400+ portfolios in the Clearwater Corporate Treasury Index. Additionally, Clearwater introduced its new CP Issuance tool, offering a streamlined workflow for issuing commercial paper, a rates research module for custom reports, and a reporting engine for tailored insights into balance sheets, exposures, and performance.

•At Clearwater Connect, the Company announced the winners of its Excellence Awards, highlighting individuals, teams, and firms that have achieved growth, operational excellence, and digital transformation with Clearwater’s award-winning investment management platform. Company winners included F/m Investments, Fortitude Re, Neuberger Berman, T. Rowe Price, and UBS. This year’s client award winners included individuals from ARMOUR Capital Management LP, Kuvare, Pan-American Life Insurance Group, Prosperity Life Group, Securian Financial, SSI Investment Management, and Wellington Management.

•Clearwater Analytics strengthened its leadership team by appointing Fleur Sohtz as its new Chief Marketing Officer. Ms. Sohtz is a seasoned marketing executive with 25 years of experience scaling high-growth companies, achieving double-digit revenue growth, and creating integrated marketing programs at global companies such as Collibra, Markit (now part of S&P), and Thomson Reuters. Clearwater also announced the expansion of its EMEA leadership team with key go-to-market and client onboarding appointments.

•La France Mutualiste selected Clearwater to modernize its investment operations and reporting processes and successfully onboarded all its unit-linked activities onto the Clearwater platform. The partnership marks a significant digital transformation for La France Mutualiste as it moves to automate manual tasks, enhance operational efficiency, and drive future growth.

•Clearwater Analytics was honored with an Insurance Investor European Award, winning the Investment & Portfolio Management Technology of the Year category.

Fourth Quarter and Full Year 2024 Guidance

	Fourth Quarter 2024	Full Year 2024
Revenue	$120.2 million	$445.5 million
Year-over-Year Growth %	~21%	~21%
Adjusted EBITDA	$38.5 million	$142.5 million
Adjusted EBITDA Margin %	~32%	~32%
Total Equity-based compensation expense and related payroll taxes		~$106 million
Depreciation and Amortization		~$12 million
Non-GAAP effective tax rate		25%
Diluted non-GAAP share count		~258 million

Certain components of the guidance given above are provided on a non-GAAP basis only without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner because the preparation of such a reconciliation could not be accomplished without “unreasonable efforts.” The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items that are not indicative of the Company’s ongoing operations. The Company does not believe that this information is likely to be significant to an assessment of the Company’s ongoing operations.
Conference Call Details

Clearwater Analytics will hold a conference call and webcast on November 6, 2024, at 5:00 p.m. Eastern time to discuss third quarter 2024 financial results, provide a general business update, and respond to analyst questions.
A live webcast of the call will also be available on the Company’s investor relations website. Please visit investors.clearwateranalytics.com at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software.
If you are unable to participate live, a replay of the webcast will be available following the conference call on the Company’s investor relations website, along with the earnings press release, and related financial tables.
About Clearwater Analytics

Clearwater Analytics (NYSE: CWAN), a global, industry-leading SaaS solution, automates the entire investment lifecycle. With a single instance, multi-tenant architecture, Clearwater offers award-winning investment portfolio planning, performance reporting, data aggregation, reconciliation, accounting, compliance, risk, and order management. Each day, leading insurers, asset managers, corporations, and governments use Clearwater’s trusted data to drive efficient, scalable investing on more than $7.3 trillion in assets spanning traditional and alternative asset types. Additional information about Clearwater can be found at clearwateranalytics.com.

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Investor Contact:
Joon Park | +1 415-906-9242 | investors@clearwateranalytics.com
Media Contact:
Claudia Cahill | +1 703-728-1221 | press@clearwateranalytics.com
Use of non-GAAP Information

This press release contains certain non-GAAP measures, including non-GAAP gross profit, non-GAAP gross margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP net income per basic and diluted share, non-GAAP effective tax rate, diluted non-GAAP share count and free cash flow.

The non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. However, the Company believes that this non-GAAP information is useful as an additional means for investors to evaluate its operating performance, when reviewed in conjunction with its GAAP financial statements. These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and because these amounts are not determined in accordance with GAAP, they should not be used exclusively in evaluating the Company's business and operations. In addition, undue reliance should not be placed upon non-GAAP or operating information because this information is neither standardized across companies nor subjected to the same control activities and audit procedures that produce the Company's GAAP financial results.

The Company's non-GAAP statement of operations measures, including non-GAAP gross profit, non-GAAP gross margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP net income per basic and diluted share, non-GAAP effective tax rate, diluted non-GAAP share count and free cash flow, are adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of its ongoing operations. These adjusted measures exclude the impact of share-based compensation and eliminate potential differences in results of operations between periods caused by factors such as financing and capital structures, taxation positions or regimes, restructuring, transaction expenses, impairment and other charges.
Please refer to the reconciliations of these measures below to what the Company believes are the most directly comparable measures evaluated in accordance with GAAP.
Use of Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry, economic and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms, but are not the exclusive means of identifying such statements.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors, many of which are beyond Clearwater Analytics’ control, that may cause the Company's actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties may cause actual results to differ materially from Clearwater Analytics’ current expectations and include, but are not limited to, risks that the Company may not be able to satisfy the conditions to the effectiveness of the Amendment (as defined below) and the consummation of the TRA Buyout (as defined below), risks related to the disruption of management's attention from the Company's ongoing business operations due to the TRA Buyout, risks related to the significant transaction costs to be paid in connection with the TRA Buyout and their impact on the Company's financial condition, risks of legal proceedings that may arise as a result of the TRA Buyout, changes in applicable laws or fluctuations in the Company's taxable income that could impact the Company's ability to realize the anticipated benefits from the TRA Buyout, the Company's ability to keep pace with rapid technological change and market developments, including artificial intelligence, competitors in its industry, the possibility that market volatility, a downturn in economic conditions or other factors may cause negative trends or fluctuations in the value of the assets on the Company’s platform, the Company's ability to manage growth, the Company's ability to attract and retain skilled employees, the possibility that the Company's solutions fail to perform properly, disruptions and failures in the Company's and third parties’ computer equipment, cloud-based services, electronic delivery systems, networks and telecommunications systems and infrastructure, the failure to protect the Company, its customers’ and/or its vendors’ confidential information and/or intellectual property, claims of infringement of others’ intellectual property, factors related to the Company's ownership structure and status as a “controlled company” as well as other risks and uncertainties detailed in Clearwater Analytics’ periodic public filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024, in the Proxy Statement (as defined below) to be filed by the Company in connection with the TRA Buyout, and in other periodic reports filed by Clearwater Analytics with the SEC. These filings are available at www.sec.gov and on Clearwater Analytics’ website.

Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing Clearwater Analytics’ expectations or beliefs as of any date subsequent to the time they are made. Clearwater Analytics does not undertake to and specifically declines any obligation to update any forward-looking statements that may be made from time to time by or on behalf of Clearwater Analytics.
Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the agreement to terminate its Tax Receivable Agreement described above (the “Amendment”) and the TRA Buyout (as defined in the preliminary proxy statement to be filed in relation to the Amendment, the “Proxy Statement”), the Company will file relevant materials with the SEC, including the Proxy Statement. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the Amendment and the TRA Buyout. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE AMENDMENT AND THE TRA BUYOUT AND RELATED MATTERS. Investors will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at https://investors.clearwateranalytics.com/overview/default.aspx.
Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Amendment and the TRA Buyout. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the TRA Buyout, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on April 29, 2024, or in its Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 29, 2024, and in other documents filed by the Company with the SEC. You can obtain free copies of these documents from the Company using the contact information above.

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Clearwater Analytics Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts and per share amounts, unaudited)

	September 30		December 31
	2024		2023
Assets
Current assets:
Cash and cash equivalents	$228,694		$221,765
Short-term investments	77,134		74,457
Accounts receivable, net	100,377		92,091
Prepaid expenses and other current assets	24,635		27,683
Total current assets	430,840		415,996
Property and equipment, net	15,279		15,349
Operating lease right-of-use assets, net	25,752		22,554
Deferred contract costs, non-current	6,172		6,439
Intangible assets, net	34,014		26,132
Goodwill	74,160		45,338
Long-term investments	30,889		21,495
Other non-current assets	6,347		5,440
Total assets	$623,453		$558,743
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,238		$3,062
Accrued expenses and other current liabilities	60,680		49,535
Notes payable, current portion	2,750		2,750
Operating lease liability, current portion	7,806		6,551
Tax receivable agreement liability	16,928		18,894
Total current liabilities	92,402		80,792
Notes payable, less current maturities and unamortized debt issuance costs	43,830		45,828
Operating lease liability, less current portion	19,121		16,948
Tax receivable agreement, less current portion	11,900		—
Other long-term liabilities	2,581		5,518
Total liabilities	169,834		149,086
Stockholders' Equity
Class A common stock, par value $0.001 per share; 1,500,000,000 shares authorized, 172,013,431 shares issued and outstanding as of September 30, 2024, 127,604,185 shares issued and outstanding as of December 31, 2023	172		128
Class B common stock, par value $0.001 per share; 500,000,000 shares authorized, 111,191 shares issued and outstanding as of December 31, 2023	—		—
Class C common stock, par value $0.001 per share; 500,000,000 shares authorized, 27,424,288 shares issued and outstanding as of September 30, 2024, 32,684,156 shares issued and outstanding as of December 31, 2023	27		33
Class D common stock, par value $0.001 per share; 500,000,000 shares authorized, 47,549,757 shares issued and outstanding as of September 30, 2024, 82,955,977 shares issued and outstanding as of December 31, 2023	48		83
Additional paid-in-capital	564,331		532,507
Accumulated other comprehensive income	4,626		2,909
Accumulated deficit	(165,957)		(181,331)
Total stockholders' equity attributable to Clearwater Analytics Holdings, Inc.	403,247	403,247	354,329
Non-controlling interests	50,372		55,328
Total stockholders' equity	453,619	453,619	409,657
Total liabilities and stockholders' equity	$623,453		$558,743

Clearwater Analytics Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except share amounts and per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$115,828	$94,664	$325,338	$269,149
Cost of revenue(1)	31,357	27,013	89,426	78,792
Gross profit	84,471	67,651	235,912	190,357
Operating expenses:
Research and development(1)	36,618	32,250	109,654	90,198
Sales and marketing(1)	17,889	15,020	49,369	44,049
General and administrative(1)	22,626	26,268	65,873	75,445
Total operating expenses	77,133	73,538	224,896	209,692
Income (loss) from operations	7,338	(5,887)	11,016	(19,335)
Interest income, net	(2,290)	(1,733)	(6,191)	(4,422)
Tax receivable agreement (benefit) expense	5,344	(566)	11,545	6,112
Other (income) expense, net	1	(971)	(1,113)	(1,205)
Income (loss) before income taxes	4,283	(2,617)	6,775	(19,820)
Benefit from income taxes	(486)	(274)	(505)	(184)
Net income (loss)	4,769	(2,343)	7,280	(19,636)
Less: Net income (loss) attributable to non-controlling interests	1,140	(454)	2,184	(2,442)
Net income (loss) attributable to Clearwater Analytics Holdings, Inc.	$3,629	$(1,889)	$5,096	$(17,194)

Net income (loss) per share attributable to Class A and Class D common stockholders stock:
Basic	$0.02	$(0.01)	$0.02	$(0.09)
Diluted	$0.02	$(0.01)	$0.02	$(0.09)

Weighted average shares of Class A and Class D common stock outstanding:
Basic	219,009,124	201,582,951	216,880,515	197,903,361
Diluted	231,467,214	201,582,951	227,768,434	197,903,361

(1)Amounts include equity-based compensation as follows:

Cost of revenue	$3,460	$3,346	$9,879	$8,837
Operating expenses:
Research and development	8,674	6,768	26,767	17,393
Sales and marketing	3,905	4,010	10,418	11,221
General and administrative	9,937	16,233	27,995	44,675
Total equity-based compensation expense	$25,976	$30,357	$75,059	$82,126

Clearwater Analytics Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$4,769	$(2,343)	$7,280	$(19,636)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,239	2,476	8,730	7,336
Noncash operating lease cost	2,345	1,898	6,900	5,667
Equity-based compensation	25,976	30,357	75,059	82,126
Amortization of deferred contract acquisition costs	1,160	1,212	3,573	3,563
Amortization of debt issuance costs, included in interest expense	70	71	209	210
Deferred tax benefit	(1,084)	(314)	(3,076)	(524)
Accretion of discount on investments	(556)	(502)	(1,732)	(901)
Realized (gain) loss on investments	—	—	24	(89)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,157)	(8,966)	(7,875)	(18,864)
Prepaid expenses and other assets	3,654	4,759	2,561	4,219
Deferred contract acquisition costs	(1,645)	(1,376)	(3,416)	(2,662)
Accounts payable	1,306	9	1,586	109
Accrued expenses and other liabilities	8,001	4,983	3,763	(6,171)
Tax receivable agreement liability	5,579	(566)	9,934	6,122
Net cash provided by operating activities	49,657	31,698	103,520	60,505
INVESTING ACTIVITIES
Purchases of property and equipment	(1,546)	(770)	(4,437)	(4,062)
Purchase of held to maturity investments	—	—	(3,009)	—
Purchases of available-for-sale investments	(26,578)	(19,334)	(93,968)	(111,018)
Proceeds from sale of available-for-sale investments	—	—	—	5,950
Proceeds from maturities of investments	27,025	10,275	86,867	13,517
Acquisition of business, net of cash acquired	—	—	(40,121)	—
Payment of initial direct costs for operating leases	—	—	(104)	—
Net cash used in investing activities	(1,099)	(9,829)	(54,772)	(95,613)
FINANCING ACTIVITIES
Proceeds from exercise of options	101	1,286	210	4,465
Taxes paid related to net share settlement of equity awards	(9,582)	(6,440)	(42,663)	(14,887)
Repayments of borrowings	(1,375)	(688)	(2,062)	(2,062)
Payment of business acquisition holdback liability	—	—	(780)	—
Proceeds from employee stock purchase plan	—	—	2,795	2,595
Payment of tax distributions	(17)	(35)	(25)	(35)
Net cash used in financing activities	(10,873)	(5,877)	(42,525)	(9,924)
Effect of exchange rate changes on cash and cash equivalents	914	(543)	706	(27)
Change in cash and cash equivalents during the period	38,599	15,449	6,929	(45,059)
Cash and cash equivalents, beginning of period	190,095	190,216	221,765	250,724
Cash and cash equivalents, end of period	$228,694	$205,665	$228,694	$205,665
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$865	$310	$2,627	$2,530
Cash paid for income taxes	$589	$416	$1,179	$1,484
NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment included in accounts payable and accrued expense	$25	$2	$25	$2
Tax distributions payable to Continuing Equity Owners included in accrued expenses	$3,889	$3,838	$3,889	$3,838

Clearwater Analytics Holdings, Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,
	2024		2023
	(in thousands, except percentages)
Net income (loss)	$4,769	4%	$(2,343)	(2%)
Adjustments:
Interest income, net	(2,290)	(2%)	(1,733)	(2%)
Depreciation and amortization	3,239	3%	2,476	3%
Equity-based compensation expense and related payroll taxes	26,907	23%	31,225	33%
Tax receivable agreement (benefit) expense	5,344	5%	(566)	(1%)
Transaction expenses	248	0%	61	0%
Other (benefit) expenses(1)	123	0%	(564)	(1%)
Adjusted EBITDA	38,340	33%	28,556	30%
Revenue	$115,828	100%	$94,664	100%

	Nine Months Ended September 30,
	2024		2023
	(in thousands, except percentages)
Net income (loss)	$7,280	2%	$(19,636)	(7%)
Adjustments:
Interest income, net	(6,191)	(2%)	(4,422)	(2%)
Depreciation and amortization	8,730	3%	7,336	3%
Equity-based compensation expense and related payroll taxes	80,540	25%	84,417	31%
Tax receivable agreement (benefit) expense	11,545	4%	6,112	2%
Transaction expenses	1,926	1%	1,612	1%
Other (benefit) expenses(1)	162	0%	504	—%
Adjusted EBITDA	103,992	32%	75,923	28%
Revenue	$325,338	100%	$269,149	100%
(1) Other (benefit) expenses include gain on investments, management fees to our investors, income taxes, and foreign exchange gains and losses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Amortization of prepaid management fees and reimbursable expenses	$608	$681	$1,780	$1,894
Benefit from income tax expense	(486)	(274)	(505)	(184)
Other (income) expense, net	1	(971)	(1,113)	(1,205)
Total other (benefit) expenses	$123	$(564)	$162	$504

Clearwater Analytics Holdings, Inc.
Reconciliation of Free Cash Flow
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$49,657	$31,698	$103,520	$60,505
Less: Purchases of property and equipment	1,546	770	4,437	4,062
Free Cash Flow	$48,111	$30,928	$99,083	$56,443

Clearwater Analytics Holdings, Inc.
Reconciliation of Non-GAAP Information
(In thousands, except share amounts and per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$115,828	$94,664	$325,338	$269,149

Gross profit	$84,471	$67,651	$235,912	$190,357
Adjustments:
Equity-based compensation expense and related payroll taxes	3,743	3,589	10,583	9,324
Depreciation and amortization	2,702	1,994	7,298	5,897
Gross profit, non-GAAP	$90,916	$73,234	$253,793	$205,578
As a percentage of revenue, non-GAAP	78%	77%	78%	76%

Cost of Revenue	$31,357	$27,013	$89,426	$78,792
Adjustments:
Equity-based compensation expense and related payroll taxes	3,743	3,589	10,583	9,324
Depreciation and amortization	2,702	1,994	7,298	5,897
Cost of revenue, non-GAAP	$24,912	$21,430	$71,545	$63,571
As a percentage of revenue, non-GAAP	22%	23%	22%	24%

Research and development	$36,618	$32,250	$109,654	$90,198
Adjustments:
Equity-based compensation expense and related payroll taxes	9,085	7,086	30,265	18,244
Depreciation and amortization	215	255	580	786
Research and development, non-GAAP	$27,318	$24,909	$78,809	$71,168
As a percentage of revenue, non-GAAP	24%	26%	24%	26%

Sales and marketing	$17,889	$15,020	$49,369	$44,049
Adjustments:
Equity-based compensation expense and related payroll taxes	4,052	4,196	10,994	11,772
Depreciation and amortization	174	143	464	441
Sales and marketing, non-GAAP	$13,663	$10,681	$37,911	$31,836
As a percentage of revenue, non-GAAP	12%	11%	12%	12%

General and administrative	$22,626	$26,268	$65,873	$75,445
Adjustments:
Equity-based compensation expense and related payroll taxes	10,027	16,354	28,698	45,076
Depreciation and amortization	148	84	388	212
Amortization of prepaid management fees and reimbursable expenses	608	681	1,780	1,894
Transaction expenses	248	61	1,926	1,612
General and administrative, non-GAAP	$11,595	$9,088	$33,081	$26,651

As a percentage of revenue, non-GAAP	10%	10%	10%	10%

Income (loss) from operations	$7,338	$(5,887)	$11,016	$(19,335)
Adjustments:
Equity-based compensation expense and related payroll taxes	26,907	31,225	80,540	84,416
Depreciation and amortization	3,239	2,476	8,730	7,336
Amortization of prepaid management fees and reimbursable expenses	608	681	1,780	1,894
Transaction expenses	248	61	1,926	1,612
Income from operations, non-GAAP	$38,340	$28,556	$103,992	$75,923
As a percentage of revenue, non-GAAP	33%	30%	32%	28%

Net income (loss)	$4,769	$(2,343)	$7,280	$(19,636)
Adjustments:
Equity-based compensation expense and related payroll taxes	26,907	31,225	80,540	84,416
Depreciation and amortization	3,239	2,476	8,730	7,336
Tax receivable agreement expense	5,344	(566)	11,545	6,112
Amortization of prepaid management fees and reimbursable expenses	608	681	1,780	1,894
Transaction expenses	248	61	1,926	1,612
Tax impacts of adjustments to net income (loss)(1)	(10,157)	(7,815)	(27,824)	(20,388)
Net income, non-GAAP	$30,958	$23,719	$83,977	$61,346
As a percentage of revenue, non-GAAP	27%	25%	26%	23%

Net income per share - basic, non-GAAP	$0.14	$0.12	$0.39	$0.31
Net income per share - diluted, non-GAAP	$0.12	$0.09	$0.33	$0.24

Weighted-average common shares outstanding - basic	219,009,124	201,582,951	216,880,515	197,903,361
Weighted-average common shares outstanding - diluted	258,965,226	255,494,034	255,291,333	256,998,500
(1)The non-GAAP effective tax rate was 25% for the three and nine months ended September 30, 2024 and 2023, respectively, and has been used to adjust the provision for income taxes for non-GAAP net income and non-GAAP basic and diluted net income per share.